EXHIBIT 4.14

COMMON STOCK PURCHASE AGREEMENT

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501

Ladies & Gentlemen:

          The undersigned purchaser (the “Purchaser”) hereby confirms its agreement with you as follows:

          1.     This Stock Purchase Agreement (the "Purchase Agreement") is made by and between InSite Vision Incorporated, a Delaware corporation (the "Company"), and the Purchaser as of the date this Purchase Agreement is accepted by the Company below (the "Effective Date").

          2.     This Purchase Agreement is one of a series of stock purchase agreements of the Company relating to the offering (the "Offering") of securities of the Company. In connection with the Offering, the Company has authorized the issuance and sale of up to a maximum aggregate amount of One Hundred Forty Two Thousand Eight Hundred Fifty Seven (142,857) shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") for aggregate proceeds of Fifty Thousand Dollars ($50,000.00).

          3.     The Company and the Purchaser agree that the Purchaser will purchase from the Company, and the Company, conditioned upon acceptance in whole or in part, will sell to the Purchaser One Hundred Forty Two Thousand Eight Hundred Fifty Seven (142,857) shares of Common Stock at a purchase price per share of Common Stock sold (the "Purchase Price") equal to $0.35 and pursuant to the Terms and Conditions for Purchase of Common Stock attached hereto as Annex I and incorporated herein by reference as if fully set forth herein.

          4.     The Company makes no representation that this Purchase Agreement will be accepted by the Company and is under no obligation to accept this Purchase Agreement.

          5.     The Purchaser hereby agrees not to engage, directly or indirectly, in any short sale or third party short sales or hold a "put equivalent position" with respect to the Common Stock (as defined in Rule 16a-1 of the 1934 Act) of the Company's Common Stock for a thirty (30) day period prior to and for a one hundred eighty (180) day period following the Closing Date.

[Signature Page Follows]

        Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

PURCHASER
Eli Jacobson Name By: /s/Eli Jacobson Title:_______________________ Address: Sullivan & Cromwell, LLP 125 Broad Street New York, NY 10004-2498

ACCEPTED as of December 16, 2003

INSITE VISION INCORPORATED

By:/s/ S. Kumar Chandrasekaran Name: Kumar Chandrasekaran, Ph.D.
Title: President and Chief Executive Officer

Annex I

TERMS AND CONDITIONS FOR PURCHASE OF COMMON STOCK

          1.     Authorization and Sale of the Common Stock.

                     1.1   Authorization of the Common Stock. The Company has authorized the issuance and sale of up to One Hundred Forty Two Thousand Eight Hundred Fifty Seven (142,857) shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”).

                     1.2   Sale of Common Stock.    Subject to the terms and conditions hereof, the Purchaser will purchase the number of shares of Common Stock agreed upon by the Purchaser and accepted by the Company at the Purchase Price, as set forth in the Common Stock Purchase Agreement by and between the Company and the Purchaser (the “Purchase Agreement”). The shares of Common Stock sold to Purchaser pursuant to the Purchase Agreement are hereinafter referred to as the “Shares”.

          2.     Closings.

                     2.1   Closing Date.    One or more closings of the purchase and sale of the Common Stock in the Offering hereunder (the “Closing”) shall be held at such place and such times as the Company may select. Each date of a Closing of the purchase or sale of Common Stock in connection with the Offering is hereinafter referred to as a “Closing Date.” As of the Closing Date for a specific purchase of Common Stock, the Company shall prepare a certificate or certificates registered in the name of the Purchaser representing the Shares to be purchased by such Purchaser under the Purchase Agreement, and the Purchaser shall send to the Company a wire transfer (in accordance with the instructions set forth on Exhibit 2.1(a) hereto) in the amount of the purchase price of the Common Stock to be purchased by such Purchaser, payable to the Company’s order. Funds received prior to the Closing Date will not bear interest.

          3.     Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as of the Closing Date as follows, except as set forth in the SEC Documents (as defined below):

                     3.1    Organization and Standing. Each of the Company and its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation with full corporate power and corporate authority to own, lease and operate its properties and conduct its businesses as described in the SEC Documents (as defined below). Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of properties or the conduct of its business as presently conducted require such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), earnings, operations, or business of the Company and its subsidiaries taken as a whole.

                     3.2   Corporate Power; Authorization.   The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver the Purchase Agreement, to sell and issue the Shares and to carry out and perform all of its obligations hereunder. The Purchase Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by equitable principles generally and (iii) rights to indemnification hereunder may be limited by applicable law.

                     3.3   Validity of Shares.   The Company has full corporate power and lawful authority to sell the Shares on the terms and conditions contemplated herein, and when so sold against payment therefor as provided herein, the Shares will be validly authorized and issued, fully paid and nonassessable. The issuance and delivery of each of the Shares is not subject to preemptive or any similar rights of the stockholders of the Company or any liens or encumbrances arising through the Company.

                     3.4   SEC Documents; Financial Statements.   The Company’s Annual Report on Form 10-K (as amended on Form 10-K/A) for the fiscal year ended December 31, 2002 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003 (as amended on Form 10-Q/A) (collectively, the “SEC Documents”), in each case, as filed by the Company with the Securities and Exchange Commission (the “Commission”) have been made available to the Purchaser. The SEC Documents conform in all material respects to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations of the Commission thereunder. The SEC Documents did not as of their dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. Except as may be indicated in the notes to the Financial Statements, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries at the dates thereof and the consolidated results of their operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).

          3.5   Subsequent Events.  Other than as reported on the Form 8-K/A filed by the Company with the Commission on November 21, 2003, since September 30, 2003, (i) neither the Company nor any of its subsidiaries has incurred any liabilities or obligations, contingent or otherwise, that are material in the aggregate to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business, and (ii) there has been no change in the financial condition or operating results of the Company and its subsidiaries, taken as a whole from that reflected in the Financial Statements, except changes that occurred in the ordinary course of business or that have not had a material adverse effect on the Company and its subsidiaries, taken as a whole.

                     3.6   Legal Proceedings.     There are no legal proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any subsidiary is a party or to which property of the Company or any subsidiary is subject that the Company believes is reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole other than those disclosed in the Company’s SEC Documents.

                     3.7   Government Approval.     Subject to compliance with the provisions of applicable securities laws of state or foreign jurisdictions, no other approval of any public body (state or federal) is or will, on the Closing Date be necessary in connection with the offer, issue and sale of the Shares as contemplated herein.

                     3.8   No Breach.     The consummation of the transactions contemplated in the Purchase Agreement and the fulfillment of the terms thereof will not result in (i) a violation of the Company’s Certificate of Incorporation or Bylaws, (ii) a breach of any of the material terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is bound or (iii) a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound.

                     3.9   Licenses and Consents.     To the knowledge of the Company, each of the Company and its subsidiaries is in possession of and operating in compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other governmental authorities that are material to the conduct of its business, all of which are valid and in full force and effect, except to the extent that the failure to have or be in compliance with such is not reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                     3.10   Outstanding Stock.     All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable; all issued and outstanding shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

                     3.11   Common Stock Registration.   The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is traded on the American Stock Exchange (the “AMEX”) and the Company has taken no action designed to, or, to the Company’s knowledge, likely to, have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the AMEX without relisting on another national securities exchange or the NASDAQ National Market.

                     3.12   Private Placement.      The Company has not taken any action inconsistent with the treatment of the sale of the Common Stock pursuant to the Purchase Agreement as a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the provisions of Section 4(2) thereof. Assuming the accuracy of the Purchasers’ representations and warranties in the Purchase Agreement and the compliance by each Purchaser with all of its covenants and agreements, the offer, sale, and issuance by the Company of the Common Stock to the Purchasers as contemplated herein constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

          4.    Representations and Warranties of the Purchaser; Access to Information; Independent Investigation. The Purchaser hereby represents and warrants to the Company as follows:

                     4.1   Investment Intent.     The Purchaser is purchasing the Common Stock for investment for its own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” of any part thereof within the meaning of the Securities Act. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant any participation to such person or to any third person with respect to any of the Shares. The Purchaser understands that the Shares have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. The Purchaser further understands that neither the Company nor any of its officers or directors has any obligation to register the Shares under any federal or state securities act or law, except as otherwise expressly set forth in Section 5 hereof.

                     4.2   Investment Experience.     The Purchaser is an “accredited investor” within the meaning of Commission Rule 501 promulgated under the Securities Act, and was not organized for the specific purpose of acquiring the Shares. The Purchaser had access to the SEC Documents and has carefully reviewed the information contained therein, including, but not limited to, the section entitled “Risk Factors” contained in such SEC Documents. The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.

                     4.3   Authorization.      The Purchaser has full right, power and authority to enter into this Agreement and perform its obligations hereunder. This Purchase Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

                     4.4   Compliance with Securities Laws and Regulations.     All subsequent offers and sales of the Shares by the Purchaser shall be made pursuant to registration under the Securities Act and qualification under the applicable state securities laws or pursuant to exemptions from registration and qualification as well as compliance with the provisions of Section 5.1 below.

                     4.5   Reliance by Company.     The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration and qualification requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

                     4.6   No Government Approval.     The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares.

                     4.7   No Legal, Tax or Investment Advice.     The Purchaser understands that nothing in the Purchase Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

                     4.8   Access to Information.     The Purchaser acknowledges that it has had the opportunity to ask questions, to receive answers concerning the Company and the terms and conditions of the Offering from the Company and to obtain any additional information from the Company that it considers necessary or appropriate regarding the Offering, for deciding whether to purchase in the Offering. In addition, the Purchaser acknowledges that no private placement memorandum or similar document has been prepared in connection with the Offering and the Company has not made, and the Purchaser is not relying on, any representations or warranties other than as specifically set forth herein.

                     4.9   Accredited Investor.     The Purchaser makes the additional representations and warranties set forth on Exhibit 4.9 attached hereto.

                     4.10   Risk and Suitability.     The Purchaser acknowledges and realizes that Purchaser’s purchase of the Shares involves a high degree of risk and the Purchaser could lose a substantial portion or all of its investment in the Shares. In addition, the Purchaser has such knowledge and experience in business and financial matters, including, without limitation, investment in technology and biotechnology companies, as will enable the Purchaser to fend for itself, bear the economic risk of its investment and evaluate the merits and risks of an investment in the Shares and to make an informed investment decision.

                     4.11   Use of Proceeds.     Purchaser acknowledges and understands that the Company’s current intention is to use the proceeds of the Offering for (i) payment of liabilities, (ii) working capital, (iii) acquisitions, joint ventures and projects that the Company may have determined or may from time to time determine to undertake and (iv) other purposes as the Company’s Board of Directors may determine from time to time. The allocation of proceeds shall be at the discretion of the Company and may vary depending on changes in the Company’s business plans and circumstances. Such business plans and circumstances may cause the Company to seek further financing in addition to the Offering.

                     4.12   Restricted Securities.     The Purchaser understands that the Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 promulgated by the Commission under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          5.     Restrictions on Transfer, Information and Registration Rights.

                     5.1   Restrictions on Transferability.     The Shares shall not be transferable in the absence of registration under the Securities Act or an exemption therefrom, or in the absence of compliance with any term of the Purchase Agreement. Without limiting the foregoing, (i) the Shares may be offered, resold, pledged or otherwise transferred only (A) in a transaction meeting the requirements of Rule 144 of the Commission (“Rule 144”), or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) or (B) pursuant to an effective registration statement under the Securities Act, in each case in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction and (ii) the Purchaser will be required to notify any transferee of the Purchaser of any applicable resale restrictions set forth above. The Company shall be entitled to give stop transfer instructions to the transfer agent, and the transfer agent shall be entitled to rely thereon, with respect to the Shares in order to enforce the foregoing restrictions.

                     5.2   Restrictive Legends.     Each certificate or document representing any of the Shares shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED (I) UNLESS REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF HOLDERS THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER RESTRICTIONS, AND THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING ANY FUTURE HOLDERS) IS BOUND BY THE TERMS OF A STOCK PURCHASE AGREEMENT BETWEEN THE ORIGINAL PURCHASER AND THE COMPANY (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY).

                     5.3   California Purchaser.     If Purchaser is a resident of California, Purchaser acknowledges the following disclosure, which is set forth herein as required pursuant to Section 25102(a) of the California Corporate Securities Law of 1968:

“THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.”

                     5.4   Piggyback Registration Rights.

                                5.4.1   Filing of Registration Statement.     If (but without any obligation to do so), at any time between the Closing Date and the two year anniversary of the Closing Date, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Purchaser) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating solely to an SEC Rule 145 transaction, a registration on any registration form which does not permit secondary sales or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities (as defined below) (a “Registration Statement”) or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give the holders of the Registrable Securities (the “Holders”) written notice of its intent to file such a Registration Statement. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 6.6, the Company shall, subject to the provisions of Section 5.4, cause to be registered under the Securities Act all of the Shares then held by Purchaser that the Purchaser has requested to be registered (together, “Registrable Securities”). Notwithstanding the foregoing, (i) the Company shall only be obligated under Section 5.4 to register Registrable Securities for the Holder if the Holder registers at least twenty-five thousand (25,000) shares (as adjusted to reflect stock splits, reverse stock splits and similar actions affecting the Common Stock after the date hereof) as part of that registration, (ii) if the Holder has registered any shares pursuant to this Section 5.4 in each of three registrations, the Company shall not be obligated to provide notice pursuant to this Section 5.4.1 or register any additional shares pursuant to Section 5.4, and (iii) if the Holder may immediately sell all shares of Registrable Securities held by such Holder under Rule 144 during any 90-day period, the Company shall not be obligated to provide notice pursuant to this Section 5.4.1 or register any shares pursuant to Section 5.4.

                                5.4.2   Length of Registration.     Subject to the provisions of Section 5.4.8, whenever required under Section 5.4.1 to effect the registration of any Registrable Securities, the Company shall (i) upon the request of the holders of a majority of the securities registered under the applicable registration statement, keep such registration statement effective for a period equal to the shorter of up to one hundred twenty (120) days or until the distribution contemplated in such registration statement has been completed (provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company) and (ii) furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holder may reasonably request in order to facilitate the disposition of Registrable Securities included in such registration.

                                5.4.3   Underwritten Offering.     In connection with any offering involving an underwriting of shares of the Company’s Common Stock, the Company shall not be required under Section 5.4 to include any of the Holder’s securities in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall any securities being sold by a stockholder exercising a demand registration right be excluded from such offering prior to or pro rata with the securities of the Holder. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder and which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder”, and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder”, as defined in this sentence.

                                5.4.4   No Injunction.      The Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section.

                                5.4.5   Registration Expenses.     The Company shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and each Holder shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Securities resold by such Holder. “Registration Expenses” shall mean all expenses, except for Selling Expenses, incurred by the Company in complying with the registration provisions herein described, including, without limitation, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration. “Selling Expenses” shall mean all selling commissions, underwriting fees and stock transfer taxes applicable to the Registrable Securities and all fees and disbursements of counsel for any Holder.

                                5.4.6   Additional Company Obligations.     In the case of any registration effected by the Company pursuant to these registration provisions, the Company will use its reasonable best efforts to: (i) cause all such Registrable Securities registered as described herein to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; (ii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and a CUSIP number for all such Registrable Securities; (iii) comply with all applicable rules and regulations of the SEC, and (iv) file the documents required of the Company and otherwise maintain requisite blue sky clearance in (A) all jurisdictions in which any of the Registrable Securities are originally sold and (B) all other states specified in writing by a Holder as may reasonably be required to sell such Holder’s Registrable Securities, provided as to clause (B), however, that the Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented.

                                5.4.7   Providing Information.     Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance described herein. Such Holder shall represent that such information is true and complete.

                                5.4.8   Limitations on Sale.     The Company may at any time refuse to permit the Holders to resell any Registrable Securities pursuant to the Registration Statement; provided, however, that in order to exercise this right, the Company must deliver a certificate in writing to the Holders to the effect that a delay in such sales is necessary because, in the good faith judgment of the Company, sales pursuant to the Registration Statement would require the public disclosure of information that would not otherwise be required to be disclosed (which disclosure would, in the good faith judgment of the Company, have a significant adverse effect on the Company) or could in other respects constitute a violation of the federal securities laws or otherwise materially adversely affect the Company. In such an event, the Company shall notify the Holders promptly after it has determined that such circumstances no longer exist. The Company shall not under any circumstances be entitled to refuse to permit the Holders to resell any Registrable Securities under Section 5.4 more than two (2) times in any twelve (12) month period following the Closing Date, and any individual period during which the Company refuses to permit the Holder to resell any Registrable Securities in any twelve (12) month period following the Closing Date shall not exceed sixty (60) days. Each Purchaser hereby covenants and agrees that it will not sell any Registrable Securities pursuant to the Registration Statement during the periods the Company refuses to permit the Holder to resell any Registrable Securities as set forth in this Section 5.4.8.

                                5.4.9   Future Registration Rights.     The Company shall not be restricted in any way in entering into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed by the Company.

                     5.5     Indemnification and Contribution.

                                5.5.1   Indemnification by the Company.     The Company agrees to indemnify and hold harmless each Holder from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which such Holder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement, on the effective date thereof; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damages or liability arises out of, or is based upon (i) an untrue statement or alleged untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder specifically for use in preparation of the Registration Statement or (ii) any untrue statement in any prospectus that is corrected in any subsequent prospectus or addendum or supplement that was delivered to the Holder prior to the pertinent sale or sales by the Holder, and the Company will reimburse the Holders for the expenses of a single legal counsel and other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable opinion of such single legal counsel for the same counsel to represent all of the affected Holders, then each Holder or group of Holders designated by such counsel shall be entitled to retain its own counsel at the expense of the Company; provided further, that the indemnity contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damages or liability if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

                                5.5.2   Indemnification by Holder.     Each Holder, severally and not jointly, agrees to indemnify and hold harmless the Company from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Company may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder specifically for use in preparation of the Registration Statement, provided, however, that no Holder shall be liable in any such case for any untrue statement included in any Prospectus which statement has been corrected, in writing, by such Holder and delivered to the Company at least seven business days before the sale from which such loss occurred, and each Holder, severally and not jointly, will, as incurred, reimburse the Company for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that no Holder shall be required to pay an indemnity in any amount in excess of the net amount received by the Holder from the sale of the Registrable Securities to which such indemnity relates; provided further, that the indemnity contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damages or liability if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).

                                5.5.3   Indemnification Procedures.     Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5.5, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder unless the failure to give such notice is materially prejudicial to an indemnifying party’s ability to defend such action. After notice from the indemnifying person to such indemnified person of the indemnifying person’s election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable opinion of counsel for the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that in the case of the immediately preceding proviso, and notwithstanding Section 5.5.1 above, the indemnifying person shall not be responsible for the legal expenses of more than one counsel for all indemnified persons.

                                5.5.4   Contribution in Lieu of Indemnity.     If the indemnification provided for in this Section 5.5 is unavailable to or insufficient to hold harmless an indemnified party under Section 5.5.1 or 5.5.2 above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as result of such losses, claims, damages or liabilities (or actions in respect thereof) based on the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or a Holder on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.5.4 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5.5.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 5.5.4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.5.4, no Holder shall be required to contribute any amount in excess of the net amount received by the Holder from the sale of the Registrable Securities to which such loss relates. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 5.5.4 to contribute are several in proportion to their respective sales of Registrable Securities to which such loss relates and not joint.

                                5.5.5   Underwriting Agreement Indemnification.     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                                5.5.6   Survival of Indemnification.     The obligations of the Company and the Holders under this Section shall survive the completion of any offering of Registrable Securities in a registration statement under this Section, and otherwise.

                     5.6   Reports Under the Exchange Act.     With a view to make available to the Purchasers or Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Purchaser or Holder to sell Shares to the public without registration, the Company will covenant and agree to use reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, for two years after the Closing; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (iii) furnish to any Purchaser or Holder, so long as the Purchaser or Holder owns any Shares, forthwith upon request, (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other information as may be reasonably requested in order to avail any Purchaser or Holder of any rule or regulation of the SEC that permits the selling of any such Shares without registration.

          6.     Miscellaneous.

                     6.1   Waivers and Amendments.     With the written consent of the Company and the record holders of more than fifty percent (50%) of the Shares then outstanding that have not previously been sold in a public offering, the terms of the Purchase Agreement may be waived or amended.

                     6.2   Governing Law.      This Purchase Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to its conflicts of laws principles. The Purchaser hereby irrevocably submits to the jurisdiction of any State or United States Federal court sitting in Alameda or San Francisco counties in the State of California over any action or proceeding arising out of or relating to this Purchase Agreement or any agreement contemplated hereby, and the Purchaser hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. The Purchaser further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of a non-convenient forum. The Purchaser further agrees that any action or proceeding brought against the Company shall be brought only in the State or United States Federal courts sitting in Alameda or San Francisco counties in the State of California. THE PURCHASER AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PURCHASE AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

                     6.3   Survival.     The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Company or the Purchaser and the Closing for a period of two years.

                     6.4   Successors and Assigns.     Subject to Section 5, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto (specifically including successors in interest to the Shares).

                     6.5   Entire Agreement.     The Purchase Agreement (including all Exhibits thereto) constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

                     6.6   Notices, etc.      All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile, or nationally recognized overnight delivery service, addressed (a) if to the Purchaser, at the address set forth on the signature page hereof or at such other address as the Purchaser shall have furnished the Company in writing, or (b) if to the Company, at its address set forth at the beginning of the Purchase Agreement, or at such other address as the Company shall have furnished to the Purchaser in writing.

                     6.7   Severability.     If any provision of the Purchase Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                     6.8   Titles and Subtitles.     The titles of the paragraphs and subparagraphs of the Purchase Agreement are for convenience of reference and shall not, by themselves, determine the construction of the Purchase Agreement.

                     6.9   Counterparts.      The Purchase Agreement may be executed in any number of counterparts, each of which be an original, but all of which together shall constitute one instrument.